Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of RCM Technologies Inc., a Nevada corporation (the “Company”);

WHEREAS, IRS Partners No. 19, L.P., a Delaware limited partnership (“IRS 19”), together with the Leonetti/O’Connell Family Foundation, a Delaware non-profit corporation (the “Foundation”), M2O, Inc., a Delaware corporation (“M2O”), the Michael F. O’Connell and Margo L. O’Connell Revocable Trust (the “Trust”), Michael O’Connell (“Mr. O’Connell”), the Chief Executive Officer and a Director of M2O, a Trustee of the Trust and the Secretary, Chief Financial Officer and a Director of the Foundation, Legion Partners Asset Management LLC, a Delaware limited liability company (“Legion Partners”), Christopher S. Kiper, a partner of Legion Partners (“Mr. Kiper”), Bradley Vizi, a partner of Legion Partners, and Roger Ballou, wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) and to approve certain business proposals submitted by IRS 19 for consideration at the 2013 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2013 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 2nd day of January 2013 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Legion Partners or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this solicitation agreement (this “Agreement”) is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; and (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Nominating Stockholder to the Board and to approve the business proposals submitted by IRS 19 at the 2013 Annual Meeting, (ii) taking such other actions as the parties deem advisable; and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           IRS 19 shall have the right to pre-approve all expenses incurred in connection with the Group’s activities set forth in Section 1 and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned shall have the opportunity to review and provide comments to any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 1.  Legion Partners shall have the sole authority to approve the issuance, mailing or filing of any SEC filing, press release or stockholder communication proposed to be issued by the Group.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Absent any other agreement between the parties, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or the parties’ investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of California.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ prior written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for the Group, Legion Partners and its affiliates relating to their investment in the Company.

11.           This Agreement shall terminate automatically upon the earlier of (i) the election or appointment of any of the persons nominated by IRS 19 to the Board at the 2013 Annual Meeting or (ii) the conclusion of the 2013 Annual Meeting.  Upon termination of this Agreement, the parties hereto shall have no further obligations hereunder.

12.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 2013

IRS PARTNERS NO. 19, L.P.

By:	M2O, Inc., its General Partner

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Chief Executive Officer

THE LEONETTI/O’CONNELL FAMILY FOUNDATION

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Secretary, Chief Financial Officer and Director

M2O, INC.

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Chief Executive Officer

THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Trustee

/s/ Michael O’Connell
Michael O’Connell

Legion Partners Asset Management, LLC

By:	/s/ Bradley Vizi
	Name:	Bradley Vizi
	Title:	Partner

/s/ Christopher Kiper
Christopher Kiper

/s/ Bradley Vizi
Bradley Vizi

/s/ Roger Ballou
Roger Ballou